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                     April 27, 2020

       James Moylan, Jr.
       Sr. Vice President, Finance and Chief Financial Officer
       CIENA CORP
       7035 Ridge Road
       Hanover, MD 21076

                                                        Re: CIENA CORP
                                                            Form 10-K for the
Fiscal Year Ended November 2, 2019
                                                            Filed on December
20, 2019
                                                            File No. 1-36250

       Dear Mr. Moylan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing